EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6 AM
Date: January 29, 2007
Double Eagle Petroleum Reports Christmas Meadows Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that the Table Top Unit #1 well at the Christmas Meadows Prospect was at 15,500 feet and drilling ahead at 6 PM on January 28, 2007. We are drilling ahead to test the Dakota sandstones that produce at Bridger Lake and Lucky Ditch Fields on the south end of the Moxa Arch, approximately twenty-five miles to the northeast of Christmas Meadows. To date, production from the Dakota sandstones at Bridger Lake Field has been 13.5 million barrels of oil and 67 billion cubic feet of gas. At Lucky Ditch Field, Dakota sandstone production to date has been 9.7 million barrels of oil and 71 billion cubic feet of gas.
Double Eagle and partners are also considering taking the Table Top Unit #1 well to a depth of 18,100 feet to test the upper zone of the Nugget Formation. The Nugget sandstones are a prolific producing zone at the Anschutz Ranch Field that is located 20 miles to the northwest of our wildcat. Regional isopachs indicate that there should be 1,100 feet of Nugget sandstone at the Table Top Unit #1 well. Porosity in sandstone reservoirs at 18,000 feet can be poor, but fracturing has helped in several fields to create economic reservoirs. Structurally, we believe that we are on a large anticline and just need to find a reservoir. We anticipate that costs in this well will exceed $20 million if we continue on to test the Nugget.
Double Eagle has a 26.160833% working interest and is the operator in the Table Top Unit #1 well. After payout, Double Eagle’s working interest would increase to 31.25812%. The 16,000 foot wildcat was spudded on September 8, 2006.
Stephen H. Hollis, CEO of Double Eagle, commented: “We are eager to test the Dakota and Nugget sandstones in the coming weeks. If there is a reservoir in the Dakota and it appears to be productive, we may try to complete the well there without testing the Nugget. If there is not a good reservoir, we will try to continue down to test the Nugget. If the Dakota has a reservoir, but appears to be wet, then we will plug and abandon the well. We are fortunate to have a borehole that has behaved well to give us these options. Our drilling department has done an outstanding job on this challenging wildcat.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:

John Campbell	Steve Hollis, President
(303) 794-8445	(307) 237-9330